EXHIBIT 99

FOR IMMEDIATE RELEASE

Media Contacts:	Cindy Resman, (847) 948-2815
Deborah Spak, (847) 948-2349

Investor Contact:	Mary Kay Ladone, (847) 948-3371

BAXTER NAMES JOHN GREISCH SENIOR VICE PRESIDENT

AND CHIEF FINANCIAL OFFICER

Brian Anderson to Step Down as Chief Financial Officer

DEERFIELD, Ill., June 21, 2004 – Baxter International Inc. (NYSE: BAX) announced today that its Board of Directors has elected John Greisch, 49, senior vice president and chief financial officer, effective immediately. He succeeds Brian Anderson, 53, who will be leaving the company. Greisch was previously corporate vice president and president of Baxter’s BioScience business.

“John is a seasoned executive with the strong skills Baxter needs to lead its finance function at this time,” said Robert L. Parkinson, Jr. “With his depth of finance and business experience both within and outside Baxter, including executive roles in two of Baxter’s three core businesses, I am confident that we will make significant progress toward improving the financial strength of our company.”

Greisch joined Baxter in 2002 as the vice president of finance for Baxter’s Renal business. He then assumed the role of vice president of finance and strategy for the

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GREISCH NAMED CHIEF FINANCIAL OFFICER – PAGE 2

BioScience business before being named president of that business. Prior to joining Baxter, Greisch was president and CEO of FleetPride Corporation, after completing a distinguished 11-year career at The Interlake Corporation, a diversified global manufacturing company, serving in a variety of roles, including chief financial officer, treasurer, president of Interlake’s largest business and president of its European operations based in London. Greisch received a bachelor’s degree in Business Administration from Miami University at Ohio and a master’s degree in Management from Northwestern University’s J.L. Kellogg Graduate School of Management. He is a certified public accountant and began his business career with Price Waterhouse.

On an interim basis, Carlyn Solomon, 41, vice president of global operations for BioScience, will assume day-to-day responsibilities for the company’s BioScience business. In order to ensure continuity and a smooth transition, he will continue to report to John Greisch, who will retain oversight responsibility for the BioScience business in the short term. The company has initiated efforts to identify a new president of BioScience from outside the company.

Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

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